UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
 EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  March 12, 2010

S.Y. BANCORP, INC.
(Exact name of registrant as specified in its charter)

Kentucky	1-13661	61-1137529
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1040 East Main Street, Louisville, Kentucky, 40206
(Address of principal executive offices)

(502) 582-2571
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS.

S.Y. Bancorp, Inc. today filed its Form 10-K for the year ended December 31, 2009.  The Form 10-K discloses information about 2009 financial results that differs from the Company's earnings release for the fourth quarter and year ended December 31, 2009, which was issued on January 26, 2010.

In late February 2010, new information came to light regarding what had been a performing commercial and industrial loan relationship.  Loans to this single borrower totaled approximately $4,125,000 and were secured by business assets and life insurance. Subsequent to year end, management discovered that the guarantor had multiple borrowing relationships with other lenders, has been named as a defendant in two lawsuits, one of which alleged fraud, and has personally filed for bankruptcy protection. While the borrower has not filed for bankruptcy protection, information gathered from the personal bankruptcy and disclosed by the guarantor's counsel leads management to believe that the financial records of the borrower have been falsified, the collateral pledged to secure the loans has little or no value, and the borrower and guarantor have no ability to perform.  While the Company discovered the suspected frauds in first quarter 2010, they appear to be of longstanding nature. Accordingly, management charged off the loans in their entirety and recorded an additional provision for loan losses of $4,125,000 as of December 31, 2009.

As a result of this action, the Company's provision for loan losses for 2009 increased to $12,775,000 from $8,650,000 as previously announced.  Net income for 2009 totaled $16,308,000 or $1.19 per diluted share compared with $18,989,000 or $1.39 per diluted share as announced on January 26, 2010.  The full effects of the subsequent event on the Company's financial condition and results of operations as of and for the year ended December 31, 2009, are described in the Form 10-K filed today.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:	March 12, 2010	S.Y. BANCORP, INC.

		By:	/s/ Nancy B. Davis
Nancy B. Davis
Executive Vice President, Treasurer
and Chief Financial Officer